CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Generex Biotechnology Corporation. We consent to the use therein of our report dated October 3, 1997 with respect to the consolidated financial statements of Generex Biotechnology Corporation and subsidiaries described in that report.



Toronto, Ontario                                     MINTZ & PARTNERS
July 12, 1999